Exhibit 10.7

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated March 10, 2018 (the “Effective Date”), is by and between DERMAdoctor, LLC, a Missouri limited liability company (the “Company”), with a principal business address at 1901 McGee, Kansas City, Missouri 64108, and the undersigned employee (the “Employee”), an individual with a residential address as set forth below the Employee’s signature block. This Agreement supersedes and replaces in its entirety that certain Employment Agreement dated January 1, 2016 entered into by and between the Company and the Employee.

1.            EMPLOYMENT; DUTIES

(a)       The Company hereby engages and employs Employee as Chief Creative Officer of the Company, and Employee hereby accepts such engagement and employment as the Chief Creative Officer of the Company, for the term of this Agreement as long as Employee desires to serve. It is expected that the employment duties will be reporting directly to the Board of Directors of the Company and Employee shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies.

(b)       Employee shall devote substantially all of her professional time under this Agreement attending to the business of the Company. Executive’s services shall be performed principally at the Company’s headquarters in Kansas City, Missouri. However, from time to time, Executive may also be required by her job responsibilities to travel on Company business, and Executive agrees to do so. Executive shall not be required to relocate from the Kansas City, Missouri area. Executive’s employment under this Agreement shall be Executive’s exclusive employment during the term of this Agreement. Employee may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Employee’s performance of Employee’s duties hereunder, is contrary to the interest of the Company or any of its subsidiaries, or requires any significant portion of Employee’s business time.  The foregoing notwithstanding, the parties recognize and agree that Employee may engage in personal investments, other business activities and civic, charitable or religious activities which do not conflict with the business and affairs of the Company or interfere with Employee’s performance of her duties hereunder.  Employee may not serve on the board of directors of any entity other than the Company without the written approval of the Board of Directors with such approval not to be unreasonably withheld.  Employee shall be permitted to retain any compensation received for approved service on any unaffiliated corporation’s board of directors.

(c)       The Company shall provide a computer and office for Employee.

2.            TERM

The initial term (the “Initial Term”) of this Agreement shall commence on the Effective Date and, subject to the further provisions of this Agreement, shall end on the earlier of: (i) four (4) years from the Effective Date of this Agreement or (ii) termination under Section 8 of this Agreement (the “Expiration Date”); provided, however, this Agreement shall be automatically renewed for successive one (1) year periods (“Renewal Term”) unless, at least ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, either party gives written notice to the other party specifically electing to terminate this Agreement at the end of the Initial Term or any such Renewal Term. Employee acknowledges that he is an employee “at-will” and, as such, is free to resign at any time without reason. The Company, likewise, retains the right to terminate Employee’s employment at any time with or without reason or notice. Nothing contained in this Agreement or any oral statement made by any Company representatives or any other document provided to the Employee is intended to be, nor should it be, construed as a guarantee that employment or any benefit will be continued for any period of time.

3.            COMPENSATION

(a)       As compensation for the performance of her duties on behalf of the Company, Employee shall receive the following:

(i)      BASE SALARY. Employee shall receive an annual base salary of One Hundred Fifty Thousand Dollars ($150,000) for the Term (the “Base Salary”), payable in biweekly installments; provided, however, that from and after the consummation of an initial public offering by the Company, the Base Salary for the remainder of the Term shall increase to Two Hundred Thousand Dollars ($200,000) .

(ii)     BONUS. Employee shall be eligible for (a) an annual performance bonus of up to 150% of her Base Salary, which bonus shall be payable in cash; and (b) an annual performance bonus in an amount determined in the discretion of both the Compensation Committee and the Board of Directors of the Company, which bonus shall be payable in equity. Any bonus that may be awarded will be in the sole and absolute discretion of both the Compensation Committee and the Board of Directors of the Company. The amount of any such bonus shall depend on the achievement by the Employee and/or the Company of certain objectives to be established by the Board of Directors in consultation with the Employee, along with such other factors the Board of Directors and Compensation Committee deem relevant. Any such bonus for a given fiscal year shall be payable in no more than two payments (i.e., one payment in cash and one payable in equity) upon approval by the Board of Directors of the Company or the Compensation Committee, which shall be obtained at the same time as the bonuses paid to other executive officers of the Company.

(b)       The Company shall reimburse Employee for all normal, usual and necessary expenses incurred by Employee, including all travel, lodging and entertainment, against receipt by the Company, as the case may be, of appropriate vouchers or other proof of Employee’s expenditures and otherwise in accordance with such expense reimbursement policy as may from time to time be adopted by the Company.

(c)       Employee shall be entitled to six (6) weeks paid vacation and sick leave in accordance with the Company’s policies. The Company shall provide Employee and her family with healthcare coverage pursuant to the Company’s healthcare insurance policy plan as well as any other benefits provided to the Company’s officers.

(d)       In addition to the foregoing payments, if the Company terminates Employee’s employment without Just Cause (as defined in Section 8 below) or Employee terminates employment with the Company for Good Reason (as defined in Section 8 below) at any time after the initial six months of the Term, the Company shall pay to the Employee as a severance benefit, an amount as set forth in Section 8(g).

(e)        At the first meeting of the Board of Directors after the consummation of the Company’s initial public offering, upon recommendation of the Compensation Committee, the Company shall grant to Executive an incentive stock option to purchase a number of shares of the Company’s publicly traded common stock as determined by the Board of Directors in its discretion (the “Option”) pursuant to the Company’s equity incentive plan to be adopted in (the “Plan”) with an exercise price per share equal to the closing price of the common stock on the grant date, vesting monthly on a pro rata basis over a four (4) year period; provided, however, that if a Change of Control (as defined in the Plan) should occur within the first twelve months of employment, the Option shall fully vest upon the occurrence of the Change of Control.  Any vested portion of the Option will remain exercisable for a period of ten (10) years from the grant date, unless such exercise rights are terminated earlier per the Plan. Other terms of the Option, including the period to exercise vested options following termination of employment with the Company, shall be according to the Plan and the Company’s stock option agreement.

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4.            REPRESENTATIONS AND WARRANTIES BY EMPLOYEE

Employee hereby represents and warrants to the Company as follows:

(a)       Neither the execution and delivery of this Agreement nor the performance by Employee of her duties and other obligations hereunder violates or will violate any statute, law, determination or award, or conflict with or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which Employee is a party or by which he is bound.

(b)       Employee has the full right, power and legal capacity to enter and deliver this Agreement and to perform her duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Employee enforceable against her in accordance with its terms. No approvals or consents of any persons or entities are required for Employee to execute and deliver this Agreement or perform her duties and other obligations hereunder.

5.            CONFIDENTIAL INFORMATION

(a)       Employee agrees that during the course of her employment or at any time thereafter, he will not disclose or make accessible to any other person, the Company’s products, services and technology, both current and under development, promotion and marketing programs, lists, trade secrets and other confidential and proprietary business information of the Company or any affiliates or any of their clients. Employee agrees: (i) not to use any such information for herself or others, and (ii) not to take any such material or reproductions thereof from the Company’s facilities at any time during her employment by the Company other than to perform her duties hereunder. Employee agrees immediately to return all such material and reproductions thereof in her possession to the Company upon request and in any event upon termination of employment.

(b)        Except within the scope of her duties as Chief Creative Officer or with the prior written authorization by the Company, Employee agrees not to disclose or publish any of the confidential, technical or business information or material of the Company, its clients or any other party to whom the Company owes an obligation of confidence, at any time during or after her employment with the Company.

(c)      In the event that Employee breaches any provisions of this Section 5 or there is a threatened breach, then, in addition to any other rights which the Company may have, the Company shall be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained herein. In the event that an actual proceeding is brought in equity to enforce the provisions of this Section 5, Employee shall not urge as a defense that there is an adequate remedy at law, nor shall the Company be prevented from seeking any other remedies which may be available. In addition, Employee agrees that in the event that her breaches the covenants in this Section 5, in addition to any other rights that the Company may have, Employee shall be required to pay to the Company any amounts he receives in connection with such breach. This Section 5 shall survive the termination of this Agreement.

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(d)      Employee recognizes that in the course of her duties hereunder, he may receive from the Company or others information which may be considered “material, non-public information” concerning a public company that is subject to the reporting requirements of the United States Securities and Exchange Act of 1934, as amended. Employee agrees not to:

(i)       Buy or sell any security, option, bond or warrant while in possession of relevant material, non-public information received from the Company or others in connection herewith, and

(ii)      Provide the Company with information with respect to any public company that may be considered material, non-public information, unless first specifically agreed to in writing by the Company.

Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Notwithstanding the above, or any other provision in this Agreement, Employee may report possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or make other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employee may also provide confidential information in connection with an administrative or regulatory proceeding commenced by a Wells Notice or non-party proceeding and to respond to subpoenas issued in connection therewith. Employee understands that he does not need the prior authorization of the Company to make any such reports or disclosures and Employee is not required to notify the Company that Employee has made such reports or disclosures. In addition, notwithstanding the above, or any other provision in this Agreement pursuant to 18 U.S.C. Section 1833(b), Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6.            INVENTIONS DISCOVERED BY EMPLOYEE

Employee shall promptly disclose to the Company any invention, improvement, discovery, process, formula, or method or other intellectual property, whether or not patentable or copyrightable (collectively, “Inventions”), conceived or first reduced to practice by Employee, either alone or jointly with others, while performing services hereunder (or, if based on any Confidential Information, within one (1) year after the Term), (a) which pertain to any line of business activity of the Company, whether then conducted or then being actively planned by the Company, with which Employee was or is involved, (b) which is developed using time, material or facilities of the Company, whether or not during working hours or on the Company premises, or (c) which directly relates to any of Employee’s work during the Term, whether or not during normal working hours. Employee hereby assigns and agrees to assign to the Company all of Employee’s right, title and interest in and to any such Inventions. Employee agrees to cooperate fully with the Company, both during and after her employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights and patents (both in the United States and foreign countries) relating to Inventions. During and after the Term, Employee shall execute any documents necessary to perfect the assignment of such Inventions to the Company and to enable the Company to apply for, obtain and enforce patents, trademarks and copyrights in any and all countries on such Inventions, including, without limitation, the execution of any instruments and the giving of evidence and testimony, without further compensation beyond Employee’s agreed compensation during the course of Employee’s employment (i.e., Employee will be compensated at the equivalent hourly rate in place at the time of termination and all related out of pocket expenses will be reimbursed in accordance with the Company’s policies and procedures). Without limiting the foregoing, Employee further acknowledges that all original works of authorship by Employee, whether created alone or jointly with others, related to Employee’s employment with the Company and which are protectable by copyright, are “works made for hire” within the meaning of the United States Copyright Act, 17 U. S. C. (S) 101, as amended, and the copyright of which shall be owned solely, completely and exclusively by the Company. If any Invention is considered to be work not included in the categories of work covered by the United States Copyright Act, 17 U. S. C. (S) 101, as amended, such work is hereby assigned or transferred completely and exclusively to the Company. Employee hereby irrevocably designates counsel to the Company as Employee’s agent and attorney-in-fact to do all lawful acts necessary to apply for and obtain patents and copyrights and to enforce the Company’s rights under this Section. This Section 6 shall survive the termination of this Agreement. Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Employee hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent. Employee agrees to confirm any such waivers and consents from time to time as requested by the Company.

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7.            NON-COMPETE; NON-SOLICITATION

(a)       NON-COMPETE.  For a period commencing on the date hereof and ending one (1) year after the date Employee ceases to be employed by the Company (the “Non-Competition Period”), Employee shall not, directly or indirectly, either for herself or any other person, own, manage, control, materially participate in, invest in, permit her name to be used by, act as consultant or advisor to, render material services for (alone or in association with any person, firm, corporation or other business organization) or otherwise assist in any manner any business which develops, markets or sells products that are directly competitive with the products being sold by the Company at the time of termination (collectively, a “Competitor”).  Nothing herein shall prohibit Employee from being a passive owner of not more than five percent (5%) of the equity securities of a Competitor which is publicly traded, so long as he has no active participation in the business of such Competitor.

(b)       NON-SOLICITATION.  During the Non-Competition Period, Employee shall not, directly or indirectly, (i) induce or attempt to induce or aid others in inducing anyone working at or for the Company to cease working at or for the Company, or in any way interfere with the relationship between the Company and anyone working at or for the Company except in the proper exercise of Employee’s authority or (ii) in any way interfere with the relationship between the Company and any customer, supplier, licensee or other business relation of the Company.

(c)       SCOPE.  If, at the time of enforcement of this Section 7, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, area or other restrictions reasonable under such circumstances shall be substituted for the stated duration, scope, area or other restrictions.

(d)       INDEPENDENT AGREEMENT.  The covenants made in this Section 7 shall survive the termination of this Agreement.

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8.            TERMINATION

Employee’s employment hereunder shall continue as set forth in Section 2 hereof unless terminated upon the first to occur of the following events:

(a)       Employee’s death.

(b)       Employee’s “Disability”, meaning Employee’s incapacity, due to physical or mental illness, which results in Employee having been absent from fully performing her duties with the Company for a continuous period of more than thirty (30) days or more than sixty (60) days in any period of three hundred sixty-five (365) consecutive days, subject to applicable law. In the event that the Company intends to terminate the employment of Employee by reason of Disability, the Company shall give Employee no less than thirty (30) days’ prior written notice of the Company’s intention to terminate Employee’s employment.  The Employee agrees, in the event of any dispute hereunder as to whether a Disability exists, and if requested by the Company, to submit to a physical examination in the state of the Company’s Employee offices by a licensed physician selected by mutual agreement between the Company and the Employee, the cost of such examination to be paid by the Company. The written medical opinion of such physician shall be conclusive and binding upon each of the parties hereto as to whether a Disability exists and the date when such Disability arose. If Employee refuses to submit to appropriate examinations by such physician at the request of the Company, the determination of the Employee’s Disability by the Company in good faith will be conclusive as to whether such Disability exists. This Agreement shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act (to the extent that it is applicable) and any other applicable laws regarding disability.

(c)      “Just Cause”, meaning the Employee’s:

(i)       acts of embezzlement or misappropriation of funds, or fraud;

(ii)      conviction of a felony or other crime involving moral turpitude, dishonesty or theft;

(iii)     willful unauthorized disclosure of confidential information belonging to the Company or entrusted to the Company by a client;

(iv)     material violation of any provision of the Agreement, which is not cured by Employee within thirty (30) days of receiving written notice of such violation by the Company;

(v)      being under the influence of drugs (other than prescription medicine or other medically-related drugs to the extent that they are taken in accordance with their directions) during the performance of Employee’s duties under this Agreement;

(vi)     engaging in conduct that violates the Company’s non- discrimination/harassment policy and warrants termination; or

(vii)    willful failure to perform her written assigned tasks, where such failure is attributable to the fault of Employee, gross insubordination, or dereliction of fiduciary obligations which are not cured by Employee within thirty (30) days of receiving written notice of such violation by the Company.

In the event that the Company intends to terminate the employment of Employee by reason of Just Cause, the Company shall give Employee written notice of the Company’s intention to terminate Employee’s employment, and such termination may be effective immediately, unless a cure period applies, in which case the termination date may not precede the expiration date of the applicable cure period.

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(d)     “Without Just Cause”, meaning written notice by the Company to Employee of a termination without Just Cause and other than due to death or Disability.

(e)       “Good Reason”, meaning a material breach by the Company of the terms of this Agreement, which breach is not cured within thirty (30) days after notice thereof from Employee or the relocation of the Company’s headquarters outside of the Kansas City, Missouri area. In the event that Employee intends to terminate her employment for Good Reason, Employee shall give the Company written notice of her intention to terminate her employment, and such termination may be effective immediately, unless a cure period applies, in which case the termination date may not precede the expiration date of the applicable cure period.

(f)       “Without Good Reason”, meaning written notice by Employee to the Company of a termination without Good Reason.

(g)       If Employee’s employment hereunder is terminated for any reason under this Section 8, Employee or her estate, as the case may be, will only be entitled to receive the accrued Base Salary, vacation pay, expense reimbursement, to the extent not previously paid (the sum of the amounts described in this subsection shall be hereinafter referred to as the “Accrued Obligations”); provided, however, that if Employee’s employment is terminated by the Company Without Just Cause or by the Employee for Good Reason, then in addition to paying Accrued Obligations, the Company shall pay to the Employee as a severance benefit, an amount equal to one year Base Salary provided that Employee first executes and does not revoke a release and settlement agreement in form acceptable to the Company releasing the Company from all claims arising for her employment. The severance shall be paid to the Employee in substantially equal monthly payments on the same payroll schedule that was applicable to Employee immediately prior to her separation from service commencing on the first such payroll date on or following the date the required release of claims becomes effective.

(h)        The Company may do all permissible things, and take all permissible action, necessary or advisable, in the Company’s discretion, to protect its rights under Sections 5, 6 and 7, including without limitation notifying any subsequent employer of Employee of the existence of (and furnishing to any such employer) the provisions of this Agreement.

9.            NO DISPARAGEMENT

Employee agrees that during the course of her employment or at any time thereafter, he shall refrain and cause her agents, family and/or representatives to refrain from (a) all conduct, verbal or otherwise, which would materially damage the reputation, goodwill or standing in the community of the Company, its affiliates, subsidiaries, divisions, agents and related parties and their respective principals, owners (direct or indirect), members, directors, officers, agents, servants, employees, successors and assigns (collectively, the “Corporation Related Parties”) and (b) referring to or in any way commenting on the Company and/or any of the other the Company Related Parties in or through the general media or any public domain (including without limitation, internet websites, blogs, chat rooms and the like), which would materially damage, the reputation, goodwill or standing in the community of the Company and/or any of the Company Related Parties. The Company agrees that during the course of Employee’s employment or at any time thereafter, it shall refrain from (i) all conduct, verbal or otherwise, which would materially damage the reputation, goodwill or standing in the community of the Employee and (ii) referring to or in any way commenting on the Employee in or through the general media or any public domain (including without limitation, internet websites, blogs, chat rooms and the like), which would materially damage, the reputation, goodwill or standing in the community of the Employee.

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10.          NOTICES

Any notice or other communication under this Agreement shall be in person or in writing and shall be deemed to have been given: (i) when delivered personally against receipt therefor, (ii) one (1) day after being sent by Federal Express or similar overnight delivery, (iii) three (3) days after being mailed registered or certified mail, postage prepaid, return receipt requested, to either party at the address set forth above, or to such other address as such party shall give by notice hereunder to the other party, or (iv) when sent by electronic mail, facsimile, followed by oral confirmation and with a hard copy sent as in (ii) or (iii) above.

11.          SEVERABILITY OF PROVISIONS

If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, such provision shall be interpreted so as to remain enforceable to the maximum extent permissible consistent with applicable law and the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

12.          ENTIRE AGREEMENT MODIFICATION

This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

13.          BINDING EFFECT

The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Company, its successors and assigns, and upon Employee and her legal representatives. This Agreement constitutes a personal service agreement, and the performance of Employee’s obligations hereunder may not be transferred or assigned by Employee. This Agreement cannot be assigned by Employer without the written consent of Employee, except in corporate reorganization in which the Company either converts from a Missouri limited liability company to a Delaware corporation or merge directly or indirectly into a Delaware corporation in which case the rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Company, its successors and assigns, and upon Employee and her legal representatives.

14.          NON-WAIVER

The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

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15.          RIGHT TO INJUNCTION

The Employee recognizes that the services to be rendered by her hereunder are of a special, unique, unusual, extraordinary and intellectual character involving skill of the highest order and giving them peculiar value, the loss of which cannot be adequately compensated for in damages. In the event of a breach of this Agreement by Employee, subject to Section 16 below the Company shall be entitled to injunctive relief or any other legal or equitable remedies. Employee agrees that the Company may recover by appropriate action the amount of the actual damage caused the Company by any failure, refusal or neglect of Employee to perform her agreements, representations and warranties herein contained. The remedies provided in this Agreement shall be deemed cumulative and the exercise of one shall not preclude the exercise of any other remedy at law or in equity for the same event or any other event.

16.          GOVERNING LAW, DISPUTE RESOLUTION

This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Missouri of the United States of America without regard to principles of conflict of laws. To ensure the rapid and economical resolution of disputes that may arise in connection with the Employee’s employment with the Company, the Employee and the Company both agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, the Employee’s employment with the Company, or the termination of the Employee’s employment from the Company will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in Delaware by JAMS, Inc. (“JAMS”) or its successors. Both the Employee and the Company acknowledge that by agreeing to this arbitration procedure, each waives the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. Any such arbitration proceeding will be governed by JAMS’ then applicable rules and procedures for employment disputes, which can be found at http://www.jamsadr.com/rules-clauses/, and which will be provided to the Employee upon request. In any such proceeding, the arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The Employee and the Company each shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law; provided, however, that in no event shall the arbitrator be empowered to hear or determine any class or collective claim of any type. Nothing in this Agreement is intended to prevent either the Company or the Employee from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration pursuant to applicable law. Notwithstanding the foregoing, nothing in this Section 16 shall prevent the Company from seeking and obtaining a judicial junction in a court of competent jurisdiction to enforce a violation of Section 6,7 or 8 or 9 of this Agreement. Employee hereby agrees to waive a jury and filing of a bond for any such action by the Company.

The state or federal courts in the State of Missouri, County of Jackson, shall be the exclusive jurisdiction for any disputes arising under this Agreement and the parties hereby consent to such jurisdiction. The prevailing party in any legal proceeding to enforce the terms and conditions of this Agreement shall be entitled to receive its reasonable attorney’s fees, expert witness fees, and out-of-pocket costs incurred in connection with such proceeding, in addition to any other relief it may be granted.

17.          HEADINGS

The headings of paragraphs are inserted for convenience and shall not affect any interpretation of this Agreement.

18.          FACSIMILE SIGNATURES

The parties hereby agree that, for purposes of the execution of this Agreement, facsimile or pdf. signatures shall constitute original signatures.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Corporation:

DERMADOCTOR, LLC

By:	/s/ Jeff kunin
Title: Authorized agent

Employee:

/s/ Audrey Kunin, M.D.
Name:	Audrey Kunin, M.D.

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